                                                                      EXHIBIT 11



                          CAPSTEAD MORTGAGE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                        QUARTER ENDED                 NINE MONTHS ENDED
                                                        SEPTEMBER 30                    SEPTEMBER 30
                                                 --------------------------      --------------------------
                                                    1999            1998            1999            1998
                                                 ----------      ----------      ----------      ----------
BASIC AND DILUTED*:
   Average number of common
     shares outstanding                              57,861          61,575          58,787          60,786

Net income (loss)                                $   14,522      $  (11,825)     $   45,112      $ (244,887)
Less cash dividends paid on
   convertible preferred stock:
   Series A ($0.40 per share)                          (150)           (150)           (449)           (460)
   Series B ($0.315 per share)                       (5,301)         (5,449)        (16,117)        (16,284)
Repurchase price in excess of recorded value            (92)             --            (386)
                                                 ----------      ----------      ----------      ----------
Net income (loss) available to
   common stockholders                           $    8,979      $  (17,424)     $   28,160      $ (261,631)
                                                 ==========      ==========      ==========      ==========

Basic and diluted net income (loss)
   per common share                              $     0.16      $    (0.28)     $     0.48      $    (4.30)


* The Series A and B Preferred Stocks were not considered convertible for purposes of calculating diluted net income (loss) per common share for the periods presented because the effects of conversion were antidilutive